Exhibit 99.1

Neogen Announces Third-Quarter 2023 Results

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Revenue of $218.3 million, an increase of 70% over the prior-year quarter.
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Net income of $8.2 million; $0.04 per diluted share.
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Adjusted Net Income of $26.5 million; $0.12 per diluted share.
•
Adjusted EBITDA of $51.3 million, a margin of 23.5%.

LANSING, Mich., March 30, 2023 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the third quarter ended February 28, 2023.

“The breadth of our product portfolio contributed to both legacy Neogen segments delivering quarterly core growth in a weaker end market environment,” said John Adent, Neogen’s President and Chief Executive Officer. “The performance of the former 3M Food Safety Division was mixed, with market demand offset by the production backlog situation at our transition manufacturing partner, where we believe significant engagement from senior levels of their organization and a modified reporting structure provide a path to successful resolution. Despite navigating what we expect to be a transitory issue, market reception to the merger has been positive and we are focused on positioning the combined business for long-term success. We have a growing pipeline of targeted synergy opportunities and recently opened our new distribution center in Mount Sterling, Kentucky, which will be a single, more-efficient point of distribution in the U.S. for the entire company. We also continued to add critical personnel, with additions to our back-office and ancillary teams, who will play a key role in supporting our larger enterprise.”

Adent continued, “We are excited about the opportunities we have ahead of us as the clear, pure-play leader in the food security market, with a portfolio consisting of over 95% consumable products. While our market is not immune to economic slowdowns, it historically has been resilient and has what we believe are long-term, secular tailwinds – heightened pathogen awareness, the growing prevalence of food allergies and increasingly health-conscious consumers who demand to know what’s in their food. There is clearly work that remains ahead of us, but I’m proud of the progress we’ve made and the efforts of our team members globally as we integrate a high-quality business and lay the groundwork for One Neogen moving forward.”

Financial and Business Highlights

Revenues for the third quarter were $218.3 million, an increase of 70.2% compared to $128.2 million in the prior year. Core revenue growth, which excludes the impacts of foreign currency translation and acquisitions completed in the last 12 months, was 4.0%, while acquisitions contributed 68.1%. Foreign currency was a headwind of 1.9%. International sales, which accounted for 49.6% of total company revenue, grew 8.9% on a core basis.

The third quarter marked the 123rd of the past 129 quarters that Neogen reported revenue increases compared to the same quarter in the prior year.

Net income for the third quarter was $8.2 million, or $0.04 per diluted share, compared to $5.4 million, or $0.05 per diluted share, in the prior-year period. The increase in net income was driven primarily by incremental revenues from the former 3M Food Safety Division, which generated margins higher than the legacy company average margin. This increase was partially offset by transaction and integration costs, interest expense and the amortization of acquisition-related intangibles, all related to the recently completed merger with the former 3M Food Safety Division. Adjusted Net Income was $26.5 million, or $0.12 per diluted share, compared to $16.2 million, or $0.15 per diluted share, in the prior-year period. Higher Adjusted EBITDA drove the increase in Adjusted Net Income, more than offsetting the increase in interest expense. On a per-share basis, Adjusted Net Income was lower by $0.03 in the third quarter compared to the prior-year period, a result of the increase in shares outstanding related to the 3M Food Safety transaction.

Gross margin, expressed as a percentage of sales, was 49.5% in the third quarter of fiscal 2023. This compares to a gross margin of 44.8% in the same quarter a year ago, with the increase primarily due to the higher gross margins generated by the incremental revenues from the former 3M Food Safety Division.

Third-quarter Adjusted EBITDA was $51.3 million, representing an Adjusted EBITDA Margin of 23.5%, compared to $24.9 million and a margin of 19.4% in the prior year. The margin expansion was primarily driven by the increase in gross margin, which more than offset expenses added during the quarter to accommodate the expanded scale of the business.

Food Safety Segment

Revenues for the Food Safety segment were $151.5 million in the third quarter, an increase of 141.5% compared to $62.8 million in the prior year, consisting of 5.8% core growth, 139.1% from acquisitions, and a foreign currency headwind of 3.4%. The core growth was led by the Culture Media & Other category, which benefited from a large order from a vaccine manufacturer. In the Bacterial & General Sanitation product category, a solid increase in sales of Soleris® spoilage detection products was partially offset by a decline in sales of AccuPoint® general sanitation products, due in part to supply challenges, resulting in modest core growth. The Natural Toxins, Allergens, & Drug Residues category experienced a slight core revenue decline, with increases in sales of aflatoxin test kits offset by a decline in sales of allergen test kits, due in part to supply challenges, and the discontinuation of a drug residue product line consisting of test kits for international dairy markets.

Animal Safety Segment

Revenues for the Animal Safety segment were $66.7 million in the third quarter, an increase of 1.9%, compared to $65.5 million in the prior year’s third quarter, consisting of 2.2% core growth and a foreign currency headwind of 0.3%. The core growth was led by the Company’s portfolio of biosecurity products, driven largely by insect control share gains in the animal protein market. The core growth in biosecurity products was partially offset by core revenue declines in Veterinary Instruments & Disposables, due to a difficult comparison to new business won in the prior year, and in Animal Care & Other, due to lower sales of antibiotics and vitamin injectables.

The Company’s worldwide genomics business performed well in the quarter, with core growth of 7.7%, led by volume increases in the global beef markets, partially offset by declines in testing in China caused by a continuation of COVID-related lab closures.

Liquidity and Capital Resources

As of February 28, 2023, the Company had total cash and investments of $183.2 million and total outstanding debt of $900.0 million, which reflects a repayment of $40.0 million in the quarter, as well as committed borrowing headroom of $150.0 million.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing 1.844.757.5681 (U.S.) or 1.412.317.5297 (International) and requesting the Neogen Corporation Third Quarter FY23 Earnings Call (Conference ID: 10176510). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing 1.877.344.7529 or 1.412.317.0088, respectively, and providing the entry code 6598643, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The Company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF INCOME (LOSS)

(In thousands, except for per share)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2023	2022	2023	2022
Revenue
Food Safety	$151,542	$62,756	$377,528	$192,610
Animal Safety	66,713	65,488	203,109	194,456
Total revenue	218,255	128,244	580,637	387,066
Cost of revenues	110,291	70,832	297,864	209,052
Gross margin	107,964	57,412	282,773	178,014
Operating expenses
Sales & marketing	38,598	21,477	98,329	63,220
Administrative	46,424	24,997	151,369	60,985
Research & development	7,258	4,561	18,985	13,218
Total operating expenses	92,280	51,035	268,683	137,423
Operating income	15,684	6,377	14,090	40,591
Other (expense) income	(17,944)	266	(43,782)	707
(Loss) income before tax	(2,260)	6,643	(29,692)	41,298
Income tax	(10,450)	1,200	(1,250)	7,950
Net income (loss)	$8,190	$5,443	$(28,442)	$33,348
Net income (loss) per diluted share	$0.04	$0.05	$(0.16)	$0.31
Shares to calculate per share amount	216,399	108,133	179,666	108,130

NEOGEN CORPORATION

UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	February 28, 2023	May 31, 2022
Assets
Current assets
Cash & investments	$183,214	$381,051
Accounts receivable	146,393	99,674
Inventories	143,863	122,313
Other current assets	81,901	23,760
Total current assets	555,371	626,798
Property & equipment, net	164,888	110,584
Goodwill & other assets	3,788,505	255,547
Total assets	$4,508,764	$992,929
Liabilities & Equity
Current liabilities	$107,155	$77,844
Non-current liabilities	1,276,054	27,711
Equity: Shares outstanding, 216,221 at February 28, 2023 & 107,801 at May 31, 2022	3,125,555	887,374
Total liabilities & equity	$4,508,764	$992,929

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of foreign currency translation rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2023	2022	2023	2022
Net income (loss)	$8,190	$5,443	$(28,442)	$33,348
Provision for income taxes	(10,450)	1,200	(1,250)	7,950
Depreciation and amortization	27,471	6,322	59,938	17,833
Interest expense (income), net	16,820	(314)	35,844	(741)
EBITDA	$42,031	$12,651	$66,090	$58,390
Share-based compensation	2,812	1,607	7,311	5,045
FX transaction loss (gain) on loan revaluation(1)	(697)	—	5,092	—
Certain transaction fees and integration costs	2,890	10,595	55,754	19,908
Contingent consideration adjustments	(300)	—	(300)	—
Loss on sale of minority interest	1,516	—	1,516	—
Impairment and scrap of discontinued product line(2)	3,633	—	3,633	—
Inventory step-up charge	(614)	—	3,245	—
Adjusted EBITDA	$51,271	$24,853	$142,341	$83,343
Adjusted EBITDA margin (% of sales)	23.5%	19.4%	24.5%	21.5%
Adjusted EBITDA increase	106.3%		70.8%

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction
(2)
Expenses associated with goodwill and intangible impairments and inventory scrap amounts related to certain discontinued product lines

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2023	2022	2023	2022
Net income (loss)	$8,190	$5,443	$(28,442)	$33,348
Amort of acquisition-related intangibles	22,680	1,977	46,637	5,432
Share-based compensation	2,812	1,607	7,311	5,045
FX transaction loss (gain) on loan revaluation(1)	(697)	—	5,092	—
Certain transaction fees and integration costs	2,890	10,595	55,754	19,908
Contingent consideration adjustments	(300)	—	(300)	—
Loss on sale of minority interest	1,516	—	1,516	—
Impairment and scrap of discontinued product line(2)	3,633	—	3,633	—
Inventory step-up charge	(614)	—	3,245	—
Other adjustments(3)	1,514	—	5,864	—
Estimated tax effect of above adjustments(4)	(15,095)	(3,385)	(24,864)	(6,873)
Adjusted Net Income	$26,529	$16,237	$75,446	$56,860
Adjusted Earnings per Share	$0.12	$0.15	$0.42	$0.53

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of non-functional currency intercompany loans established in connection with 3M Food Safety transaction
(2)
Expenses associated with goodwill and intangible impairments and inventory scrap amounts related to certain discontinued product lines
(3)
Income tax benefit associated with non-deductible transaction costs that were recognized as expenses in prior periods
(4)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com